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EXHIBIT 21

UNOVA, INC.
SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Incorporation	Percentage of Ownership
Intermec Technologies Corporation	Washington	100
UNOVA Industrial Automation Systems, Inc.	Delaware	100

The Registrant has additional operating subsidiaries which, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary.

All above-listed subsidiaries have been consolidated in the Registrant's financial statements.

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UNOVA, INC. SUBSIDIARIES OF THE REGISTRANT